February 27, 2019

James E. O’Connor, Esquire
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:  T. Rowe Price Summit Municipal Funds, Inc.

 File Nos.: 033-50321/811-7095

 Post-Effective Amendment No. 39

Dear Mr. O’Connor:

I am counsel to T. Rowe Price Associates, Inc., which serves as the sponsor and investment adviser to all outstanding series of the above-referenced registrant. The registrant proposes to file the above-referenced Post-Effective Amendment to its registration statement pursuant to Rule 485(b) under the Securities Act of 1933

In addition to the required annual update, this Post-Effective Amendment is also being filed to add an I Class of shares to two existing series of the Registrant. On November 22, 2016, the T. Rowe Price family of mutual funds (“Price Funds”) received permission from the SEC Staff to file pursuant to Rule 485(b)(1)(vii) under the 1933 Act to add an I Class to existing Price Funds if certain conditions are met. In accordance with that relief, we represent that the disclosures relating specifically to the I Class are substantially identical to previous I Class filings reviewed by the Staff and include any necessary changes that have been made based on Staff comments. We further represent that the Post-Effective Amendment does not contain other disclosures that would otherwise render it ineligible to become effective pursuant to Rule 485(b) under the 1933 Act.

I have reviewed the amendment to the registration statement and represent that it does not contain disclosures that, in my opinion, would render the amendment ineligible to become effective pursuant to Rule 485(b).

Sincerely,

/s/Brian R. Poole
Brian R. Poole
Vice President and Senior Legal Counsel, T. Rowe Price Associates, Inc.